Exhibit 23.2
Data & Consulting Services
Division of Schlumberger Technology Corporation

1310 Commerce Drive	Schlumberger
Park Ridge 1
Pittsburgh, PA 15275-1011
Tel: 412-787-5403
Fax: 412-787-2906
CONSENT OF
SCHLUMBERGER DCS
     We hereby consent to the use of the name “Data & Consulting Services (DCS) Division of Schlumberger Technology Corporation” and the use of any references to such entities, and the inclusion of and references to our reports, or information contained therein, dated February 7 and February 8, 2006, prepared for Aurora Energy, Ltd. in the Post Effective Amendment to the SB-2 Registration Statement for the filing dated on or about November 2, 2006.
Pittsburgh, Pennsylvania
November 2, 2006

/s/ Charles M. Boyer Charles M. Boyer II, P.G.
Operations Manager
Pittsburgh Consulting Services